EXHIBIT 5.1

June 13, 2007

Board of Directors

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, Virginia 23430

Ladies and Gentlemen:

Reference is made to your Registration Statement on Form S-3 being filed with the Securities and Exchange Commission (the Registration Statement) in connection with the registration under the Securities Act of 1933, as amended (the Securities Act) of certain Common Shares, Preferred Shares, Depositary Shares, Warrants, Senior Debt Securities, Subordinated Debt Securities, Stock Purchase Contracts and Stock Purchase Units and any similar securities that may be registered under any subsequent related registration statement that the Company may hereafter file with the Securities and Exchange Commission under Rule 462(b) under the Securities Act (collectively, the Securities) and associated Rights to Purchase Series A Junior Participating Preferred Shares, $1.00 par value per share (the Rights), pursuant to the Rights Agreement dated as of May 30, 2001 between the Company and Computershare Investor Services, LLC, as rights agent (the Rights Agreement). In connection with the offering of the Securities, you have requested our opinion with respect to the matters set forth herein.

In connection with the delivery of this opinion, we have examined originals or copies of the articles of incorporation and bylaws of the Company, the Registration Statement and the exhibits thereto, certain resolutions adopted or to be adopted by the Board of Directors of the Company, and such other records, agreements, instruments, certificates and other documents of public officials, the Company and its officers and representatives, and have made such inquiries of the Company and its officers and representatives, as we have deemed necessary or appropriate in connection with the opinions set forth herein. We are familiar with the proceedings heretofore taken, and with the additional proceedings proposed to be taken, by the Company in connection with the authorization, registration, issuance and sale of the Securities. With respect to certain factual matters, we have relied upon representations from, or certificates of, officers of the Company. In making such examination and rendering the opinions set forth below, we have assumed without verification (i) that all documents submitted to us as originals are authentic, complete and accurate, (ii) that all documents submitted to us as copies conform to authentic original documents and (iii) the legal capacity of all individuals executing such documents.

Board of Directors

Smithfield Foods, Inc.

June 13, 2007

Based on such examination and review, and subject to the foregoing, we are of the opinion that

1.	The Company is a corporation validly existing under the laws of the Commonwealth of Virginia, and has the corporate power to conduct its business as now conducted and to issue the Securities.

2.	When the Registration Statement, as it may be amended, and any related registration statements filed under Rule 462(b) under the Securities Act have become effective under the Securities Act, and any applicable state securities or Blue Sky laws have been complied with, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Securities of which the Company is the issuer will be (a) in the case of Common Shares and Preferred Shares, legally issued, fully paid and non-assessable, (b) in the case of Depositary Shares, Warrants, Senior Debt Securities, Subordinated Debt Securities, Stock Purchase Contracts and Stock Purchase Units, valid and binding obligations of the Company and (c) in the case of Rights, are validly issued.

For purposes of the opinions expressed herein regarding the Rights, we have assumed that the members of the Company’s Board of Directors acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. Furthermore, this opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion is limited to the laws of the United States of America, the Commonwealth of Virginia and the State of New York, and we have not considered, and we express no opinion as to, the laws of any other jurisdiction.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the statements made with regard to our firm under the caption “LEGAL MATTERS” appearing in the prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ McGuireWoods LLP